EXHIBIT 23.2



            Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the prospectus (the "Prospectus") constituting a part of this Registration Statement on Form S-8 of our report dated April 8, 2004, which contained an explanatory paragraph indicating that substantial doubt exists as to the Company's ability to continue as a going concern, relating to the consolidated financial statements as of and for the year ended December 31, 2003, of Ramp Corporation, formerly Medix Resources, Inc. (the "Company") appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 2003.



/s/ BDO Seidman, LLP
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BDO Seidman, LLP

New York, New York
December 15, 2004